Exhibit (j)

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sit Mutual Funds II, Inc.:

We consent to the use of our report dated May 16, 2008 on the statement of assets and liabilities, including the portfolio of investments, of Sit High Income Municipal Bond Fund, Inc. (a series of Sit Mutual Funds II, Inc.) as of March 31, 2008, and the related statements of operations for the year then ended, and the statements of changes in net assets and the financial highlights for the year then ended and the period from December 31, 2006 (commencement of operations) to March 31, 2007, incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and “Custodian; Counsel; Accountants” in the Statement of Additional Information of the Registration Statement.

/s/ KPMG LLP

Minneapolis, Minnesota

July 15, 2008

C-8